Exhibit 99.1

Extra Space Storage Inc. PHONE (801) 562-5556 FAX (801) 562-5579 2795 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121 www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports Second Quarter 2010 Results

~ Achieves FFO of $0.22 Per Diluted Share, Ahead of Guidance ~

~ Same-Store Properties Post Positive Revenue and Net Operating Income Growth ~

SALT LAKE CITY, Utah, July 28, 2010 — Extra Space Storage Inc. (NYSE: EXR), a leading owner and operator of self-storage properties in the United States, announced operating results for the three and six months ended June 30, 2010.

Highlights for the Three Months Ended June 30, 2010:

•                  Achieved funds from operations (“FFO”) of $0.22 per diluted share including development dilution of $0.03 per share.

•                  Same-store revenue and net operating income (“NOI”) increased by 2.3% and 2.8%, respectively, when compared to the three months ended June 30, 2009.  Same-store revenue and NOI includes tenant reinsurance income.  For the six months ended June 30, 2010, same-store revenue and NOI increased by 0.7% and 1.3%, respectively, when compared to the six months ended June 30, 2009.

•                  Same-store occupancy as of June 30, 2010 was 86.2% compared to 84.0% as of June 30, 2009.

•                  Completed the acquisition of four properties, including three former third-party management sites.

•                  Completed the development of two properties at a total cost of approximately $21.3 million.

•                  Declared and paid a quarterly cash dividend of $0.10 per common share.

Spencer F. Kirk, Chairman and CEO of Extra Space Storage Inc., stated:  “During the second quarter, the improving trend in operating fundamentals continued as we realized positive growth in same-store revenue and net operating income with a year-over-year increase in move-in activity.  We remain confident in our operating platform and high-quality portfolio and believe we will see additional growth as fundamentals continue to improve.”

FFO Per Share:

The following table outlines the Company’s FFO and FFO as adjusted for the three and six months ended June 30, 2010 and 2009.  The table also provides a reconciliation to GAAP net income (loss) per diluted share for each period presented (amounts shown in thousands, except share data - unaudited):

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2010		2009		2010		2009
		(per share)		(per share)		(per share)		(per share)
Net income (loss) attributable to common stockholders	$6,180	$0.07	$(7,541)	$(0.09)	$9,748	$0.11	$20,078	$0.23
Adjustments:
Real estate depreciation	11,494	0.13	11,554	0.13	23,153	0.25	22,984	0.25
Amortization of intangibles	94	—	725	0.01	277	—	1,248	0.01
Joint venture real estate depreciation and amortization	2,255	0.02	1,414	0.02	4,009	0.04	2,809	0.03
Joint venture loss on sale of properties	—	—	188	0.01	—	—	188	—
Distributions paid on Preferred Operating Partnership units	(1,437)	(0.02)	(1,437)	(0.02)	(2,875)	(0.03)	(2,875)	(0.03)
Income allocated to Operating Partnership noncontrolling interests	1,762	0.02	1,082	0.01	3,390	0.04	4,473	0.05
Funds from operations	$20,348	$0.22	$5,985	$0.07	$37,702	$0.41	$48,905	$0.54

Adjustments:
Non-cash interest expense related to amortization of discount on exchangeable senior notes	416	0.01	563	0.01	820	0.02	1,404	0.01
Gain on repurchase of exchangeable senior notes	—	—	(5,093)	(0.06)	—	—	(27,576)	(0.30)
Unrecovered development and acquisition costs	142	—	18,801	0.20	212	—	18,883	0.21
Severance costs	—	—	1,400	0.02	—	—	1,400	0.01
Funds from operations - adjusted	$20,906	$0.23	$21,656	$0.24	$38,734	$0.43	$43,016	$0.47

Weighted average number of shares - diluted	92,304,831		91,607,503		92,026,150		91,375,416

FFO and FFO as adjusted include the dilutive impact from lease-up development properties which amounted to $0.03 and $0.05, respectively, for the three and six months ended June 30, 2010.

Operating Results:

Total revenues for the three months ended June 30, 2010 were $68.8 million compared to $69.1 million for the three months ended June 30, 2009.  Total expenses for the three months ended June 30, 2010 were $46.0 million compared to $66.7 million for the three months ended June 30, 2009.  Interest expense, including non-cash interest charges relating to the Company’s exchangeable senior notes, was $16.6 million compared to $16.4 million for the three months ended June 30, 2009.  Net income for the three months ended June 30, 2010 was $7.9 million compared to a net loss of $6.7 million for the three months ended June 30, 2009.  The net loss in the second quarter of 2009 was due to a $20.2 million charge associated with severance and impairment charges related to the Company’s decision to wind down its development program.

For the three months ended June 30, 2010, the Company’s top performing markets in terms of revenue growth were Baltimore/Washington D.C., Chicago, Dallas, Denver, New York City and New England.  Markets performing below the Company’s portfolio average in revenue growth included Atlanta, Las Vegas, Los Angeles, Miami, Phoenix and Tampa.

Total revenues for the six months ended June 30, 2010 were $136.4 million compared to $138.3 million for the six months ended June 30, 2009.  Total expenses for the three months ended June 30, 2010 were $92.7 million compared to $114.0 million for the six months ended June 30, 2009.  Interest expense, including non-cash interest charges relating to the Company’s exchangeable senior notes, was $34.3 million compared to $33.0 million for the six months ended June 30, 2009.  Net income for the six months ended June 30, 2010 was $13.1 million compared to $24.1 million for the six months ended June 30, 2009.

Same-Store Property Performance:

For the three months ended June 30, 2010, revenue at the Company’s 246 same-store properties increased by 2.3% compared to the three months ended June 30, 2009.   Same-store expenses increased by 1.3%, due mainly to increases in property taxes, resulting in a 2.8% increase in same-store NOI compared to the three months ended June 30, 2009.  The Company’s same-store occupancy finished the quarter at 86.2% compared to 84.0% as of June 30, 2009.  Same-store revenue for the six months ended June 30, 2010 compared positively to the same period in 2009 by 0.7%.  Same-store expenses for the same period decreased by 0.4% resulting in a 1.3% improvement in same-store NOI compared to the six months ended June 30, 2009.

Balance Sheet:

During the second quarter, the Company continued to enhance its balance sheet by completing several financing transactions.  The Company retired approximately $160.4 million in debt during the quarter in two separate transactions, using a mix of cash-on-hand and replacement financing.  Of the $160.4 million, $100.0 million was due in August 2010, and $60.4 million was scheduled to mature in June 2014.

Additionally, the Company closed a revolving credit line secured by eight development and lease-up assets with a potential capacity of $45.0 million.  The Company currently has a borrowing base of $19.2 million on the line and as these properties open and lease up the borrowing base will increase.  The Company also closed five additional loans totaling $54.6 million secured by 16 properties.  As of June 30, 2010, the Company’s total debt, including notes payable, notes payable to trusts, exchangeable senior notes and lines of credit was $1.2 billion compared to $1.4 billion at June 30, 2009.  The Company’s percentage of fixed rate debt to total debt was 70.6% as of June 30, 2010. The weighted average interest rate on the Company’s debt was 5.6% for fixed-rate debt and 3.5% for variable-rate debt.  The combined weighted average interest rate was 5.0% with a weighted average maturity of approximately six years.   Total cash as of June 30, 2010 was $28.4 million compared to $132.0 million at June 30, 2009.

Acquisitions and Third-Party Management Activity:

During the quarter, the Company completed the acquisition of four properties located in Georgia and New York, including three from the Company’s third-party management program, for a total of $17.2 million.  The Company also acquired the minority interests held by a joint-venture partner in two consolidated lease-up properties located in New Jersey.

During the quarter, 18 properties were added to the Company’s third-party management program and eight additional properties have been brought under management subsequent to the end of the quarter.  A total of 31 properties have been added to the Company’s third-party management program in 2010 bringing the total number of properties under management to 148.  The Company is the largest self-storage management company in the United States.

Development Projects Completed:

The Company completed two development projects in Baltimore, Maryland and Oakland, California for a total cost of approximately $21.3 million.  There are seven projects remaining to be completed in the Company’s development pipeline with an estimated $30.6 million of funding required for completion.  The Company expects to complete the remainder of these projects by end of the second quarter of 2011.

Dividends:

During the quarter, the Company’s board of directors declared a cash dividend of $0.10 per share on the common stock of the Company.  The dividend was paid on June 30, 2010 to stockholders of record at the close of business on June 15, 2010.

Outlook:

The Company currently estimates that fully diluted FFO per share for the three months ending September 30, 2010 will be between $0.22 and $0.23.  For the year ending December 31, 2010, the Company currently estimates that fully-diluted FFO per share will be between $0.82 and $0.85. Estimates for the three months and year include lease-up dilution and non-cash interest charges related to the Company’s exchangeable senior notes.  FFO estimates for the year are fully diluted for an estimated average number of shares and Operating Partnership units (“OP units”) outstanding during the year.  The Company’s estimates are forward-looking and based on management’s view of current and future market conditions.

The Company’s actual results may differ materially from these estimates, which include the following annual assumptions:

•      Same-store property revenue growth including tenant reinsurance between 0.5% and 1.5%.

•      Same-store property expense growth including tenant reinsurance between 0.0% and 1.0%.

•      Same-store property NOI growth including tenant reinsurance between 0.0% and 2.0%.

•      Net tenant reinsurance income between $18.0 million and $19.0 million.

•                  General and administrative expenses, net of development fees, between $43.0 million and $44.0 million, including non-cash compensation expense of approximately $4.5 million.

•                  Average monthly cash balance of approximately $60.0 million.

•                  Equity in earnings of real estate ventures between $6.0 million and $7.0 million.

•                  Interest expense between $67.0 million and $69.0 million.

•                  Weighted average LIBOR of 0.5%.

•                  Weighted average number of outstanding shares, including OP units, of approximately 92.3 million.

•                  Dilution associated with the Company’s development program of between $9.0 million and $10.0 million.

•                  Dilution associated with the Harrison Street Real Estate joint venture of between $2.0 million and $2.2 million.

•                  Taxes associated with the Company’s taxable Real Estate Investment Trust (“REIT”) subsidiary of between $4.5 million and $5.5 million.

•                  Non-cash interest charges associated with the Company’s exchangeable senior notes of approximately $1.7 million.

Supplemental Financial Information:

Supplemental unaudited financial information regarding the Company’s performance can be found on the Company’s website at www.extraspace.com. Click on the “Investor Relations” link at the bottom of the home page, then on “SEC Filings,” then on “Documents” on the left of the page and the document entitled “Financial Supplement.”  This supplemental information provides additional detail on items that include property occupancy and financial performance by portfolio and market, debt maturity schedules and performance and progress of property development.

Conference Call:

The Company will host a conference call at 1:00 p.m. Eastern Time on Thursday, July 29, 2010 to discuss its financial results.  A live webcast of the conference call will be available online on the Company’s website at www.extraspace.com in the Investor Relations section.  The conference call can also be accessed by dialing 877-407-4018 or 201-689-8471 for international participants.  A replay of the call will be available from 4:00 p.m. Eastern Time on July 29, 2010, until midnight Eastern Time on August 12, 2010.  The replay dial-in numbers are 877-660-6853 or 201-612-7415 for international callers.  To access the telephonic replay, please enter account number 3055 along with the conference ID 353410.

Forward-Looking Statements:

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends,” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.  There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release.  Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Such factors include, but are not limited to:

•      changes in general economic conditions and in the markets in which we operate;

•                  the effect of competition from new self-storage facilities or other storage alternatives, which could cause rents and occupancy rates to decline;

•                  potential liability for uninsured losses and environmental contamination;

•                  difficulties in our ability to evaluate, finance and integrate acquired and developed properties into our existing operations and to lease up those properties, which could adversely affect our profitability;

•                  the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs, which could increase our expenses and reduce our cash available for distribution;

•                  disruptions in credit and financial markets and resulting difficulties in raising capital at reasonable rates, which could impede our ability to grow;

•                  delays in the development and construction process, which could adversely affect our profitability;

•                  economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan; and

•                  our ability to attract and retain qualified personnel and management members.

All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

Notes to Financial Information:

The Company operates as a self-managed and self-administered REIT. Readers are encouraged to find further detail regarding Extra Space Storage’s organizational structure in its most recent Annual Report on Form 10-K as filed with the SEC.

Definition of FFO:

FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income (loss) and cash flows, for an understanding of the Company’s operating results. The Company believes FFO is a meaningful disclosure as a supplement to net earnings. Net earnings assume that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses.  The values of real estate assets fluctuate due to market conditions and the Company believes FFO more accurately reflects the value of the Company’s real estate assets.  FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income (loss) computed in accordance with accounting principles generally accepted in the United States (“GAAP”), excluding gains or losses on sales of operating properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand the Company’s performance, FFO should be considered along with the reported net income (loss) and cash flows in accordance with GAAP, as presented in the Company’s consolidated financial statements.

For informational purposes, the Company provides FFO as adjusted for the exclusion of gains from early extinguishment of debt, non-recurring write-downs and non-cash interest charges related to ASC 470-20 (formerly FASB Staff Position No. APB 14-1).  Although the Company’s calculation of FFO as adjusted differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, the Company believes it provides a meaningful supplemental measure of operating performance.  The Company believes that by excluding gains from early extinguishment of debt, non-recurring write-downs and non-cash charges related to ASC 470-20 (formerly FASB Staff Position No. APB 14-1), stockholders and potential investors are presented with an indicator of its operating performance that more closely achieves the objectives of the real estate industry in presenting FFO.  FFO as adjusted by the Company should not be considered a replacement of the NAREIT definition of FFO or used as an alternative to net income (loss) as an indication of the Company’s performance, as an alternative to net cash flow from operating activities, as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.

The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities, as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.

Definition of Same-Store Properties:

The Company’s same-store properties for the three and six months ended June 30, 2010 consisted of 246 properties that were wholly-owned and operated and that were stabilized by the first day of each period.  The Company considers a property to be stabilized once it has been open three years or has sustained average square foot occupancy of 80.0% or more for one calendar year.  Same-store results provide information relating to property operations without the effects of acquisitions or completed developments and should not be used as a basis for future same-store performance or for the performance of the Company’s properties as a whole.

About Extra Space Storage Inc.:

Extra Space Storage Inc. is a leading owner and operator of self-storage properties headquartered in Salt Lake City, Utah.  At June 30, 2010, the Company operated or had ownership interests in 789 operating properties, 280 of which were wholly-owned and consolidated, one of which was held in joint venture and consolidated, 368 of which were held in joint ventures and accounted for using the equity method, and 140 of which were managed and in which the Company held no ownership interest.  The Company owns and/or operates 789 self-storage properties in 33 states and Washington, D.C. The Company’s properties comprise approximately 525,000 units and 57 million square feet of rentable space.

For Information:

Clint Halverson

Extra Space Storage Inc.

(801) 365-4597

— Financial Tables Follow —

Same-Store Property Performance for the Three and Six Months Ended June 30, 2010 — Unaudited

(In thousands, except occupancy and property counts.)

	Three Months Ended June 30,		Percent	Six Months Ended June 30,		Percent
	2010	2009	Change	2010	2009	Change
Same-store rental and tenant reinsurance revenues	$55,840	$54,571	2.3%	$110,575	$109,843	0.7%
Same-store operating and tenant reinsurance expenses	19,052	18,801	1.3%	38,812	38,977	(0.4)%
Same-store net operating income	$36,788	$35,770	2.8%	$71,763	$70,866	1.3%

Non same-store rental and tenant reinsurance revenues	$7,284	$9,219	(21.0)%	$14,584	$17,975	(18.9)%
Non same-store operating and tenant reinsurance expenses	$3,346	$4,237	(21.0)%	$6,765	$8,189	(17.4)%

Total rental and tenant reinsurance revenues	$63,124	$63,790	(1.0)%	$125,159	$127,818	(2.1)%
Total operating and tenant reinsurance expenses	$22,398	$23,038	(2.8)%	$45,577	$47,166	(3.4)%

Same-store square foot occupancy as of quarter end	86.2%	84.0%		86.2%	84.0%

Properties included in same-store	246	246		246	246

Reconciliation of the Range of Estimated Fully Diluted Net Income Per Share to Estimated Fully Diluted FFO and Fully Diluted FFO Per Share— Adjusted for the Three Months Ending September 30, 2010 and Year Ending December 31, 2010 — Unaudited

	For the Three Months Ending September 30, 2010		For the Year Ending December 31, 2010
	Low End	High End	Low End	High End
Net income attributable to common stockholders per diluted share	$0.07	$0.08	$0.19	$0.22
Income allocated to noncontrolling interest - Preferred Operating Partnership and Operating Partnership	0.02	0.02	0.09	0.09
Fixed component of income allocated to non-controlling interest - Preferred Operating Partnership	(0.02)	(0.02)	(0.06)	(0.06)
Net income for diluted computations	0.07	0.08	0.22	0.25

Adjustments:
Real estate depreciation	0.12	0.12	0.50	0.50
Amortization of intangibles	0.01	0.01	0.01	0.01
Joint venture real estate depreciation and amortization	0.02	0.02	0.09	0.09
Diluted funds from operations per share	$0.22	$0.23	$0.82	$0.85

Extra Space Storage Inc.
Consolidated Balance Sheets
(In thousands, except share data)

	June 30, 2010	December 31, 2009
	(unaudited)
Assets:
Real estate assets:
Net operating real estate assets	$1,867,245	$2,015,432
Real estate under development	29,079	34,427
Net real estate assets	1,896,324	2,049,859

Investments in real estate ventures	152,976	130,449
Cash and cash equivalents	28,354	131,950
Restricted cash	33,699	39,208
Receivables from related parties and affiliated real estate joint ventures	20,589	5,114
Other assets, net	47,173	50,976
Total assets	$2,179,115	$2,407,556

Liabilities, Noncontrolling Interests and Equity:
Notes payable	$837,166	$1,099,593
Notes payable to trusts	119,590	119,590
Exchangeable senior notes	87,663	87,663
Discount on exchangeable senior notes	(3,049)	(3,869)
Lines of credit	140,000	100,000
Accounts payable and accrued expenses	32,193	33,386
Other liabilities	24,783	24,974
Total liabilities	1,238,346	1,461,337

Commitments and contingencies

Equity:
Extra Space Storage Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 300,000,000 shares authorized, 87,481,903 and 86,721,841 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	875	867
Paid-in capital	1,144,433	1,138,243
Accumulated other comprehensive deficit	(4,689)	(1,056)
Accumulated deficit	(261,582)	(253,875)
Total Extra Space Storage Inc. stockholders’ equity	879,037	884,179
Noncontrolling interest represented by Preferred Operating Partnership units, net of $100,000 note receivable	29,757	29,886
Noncontrolling interests in Operating Partnership	30,909	31,381
Other noncontrolling interests	1,066	773
Total noncontrolling interests and equity	940,769	946,219
Total liabilities, noncontrolling interests and equity	$2,179,115	$2,407,556

Consolidated Statement of Operations for the Three Months Ended June 30, 2010 and 2009 — Unaudited

(In thousands, except share and per share data)

	Three months ended June 30,
	2010	2009
Revenues:
Property rental	$56,786	$58,705
Management and franchise fees	5,653	5,275
Tenant reinsurance	6,338	5,085
Total revenues	68,777	69,065

Expenses:
Property operations	20,941	21,567
Tenant reinsurance	1,457	1,471
Unrecovered development and acquisition costs	142	18,801
Severance costs	—	1,400
General and administrative	11,229	10,612
Depreciation and amortization	12,202	12,840
Total expenses	45,971	66,691

Income from operations	22,806	2,374

Interest expense	(16,233)	(15,816)
Non-cash interest expense related to amortization of discount on exchangeable senior notes	(416)	(563)
Interest income	211	321
Interest income on note receivable from Preferred Operating Partnership unit holder	1,212	1,212
Gain on repurchase of exchangeable senior notes	—	5,093
Income (loss) before equity in earnings of real estate ventures and income tax expense	7,580	(7,379)

Equity in earnings of real estate ventures	1,559	1,641
Income tax expense	(1,214)	(943)
Net income (loss)	7,925	(6,681)
Net income allocated to Preferred Operating Partnership noncontrolling interests	(1,507)	(1,369)
Net (income) loss allocated to Operating Partnership and other noncontrolling interests	(238)	509
Net income (loss) attributable to common stockholders	$6,180	$(7,541)

Net income (loss) per common share
Basic	$0.07	$(0.09)
Diluted	$0.07	$(0.09)

Weighted average number of shares
Basic	87,367,967	86,397,618
Diluted	92,304,831	91,607,503

Cash dividends paid per common share	$0.10	$—

Consolidated Statement of Operations for the Six Months Ended June 30, 2010 and 2009 — Unaudited

(In thousands, except share and per share data)

	Six months ended June 30,
	2010	2009
Revenues:
Property rental	$112,929	$118,114
Management and franchise fees	11,205	10,494
Tenant reinsurance	12,230	9,704
Total revenues	136,364	138,312

Expenses:
Property operations	42,897	44,434
Tenant reinsurance	2,680	2,732
Unrecovered development and acquisition costs	212	18,883
Severance costs	—	1,400
General and administrative	22,285	21,203
Depreciation and amortization	24,621	25,363
Total expenses	92,695	114,015

Income from operations	43,669	24,297

Interest expense	(33,507)	(31,611)
Non-cash interest expense related to amortization of discount on exchangeable senior notes	(820)	(1,404)
Interest income	536	853
Interest income on note receivable from Preferred Operating Partnership unit holder	2,425	2,425
Gain on repurchase of exchangeable senior notes	—	27,576
Income before equity in earnings of real estate ventures and income tax expense	12,303	22,136

Equity in earnings of real estate ventures	3,060	3,536
Income tax expense	(2,259)	(1,591)
Net income	13,104	24,081
Net income allocated to Preferred Operating Partnership noncontrolling interests	(2,986)	(3,175)
Net income allocated to Operating Partnership and other noncontrolling interests	(370)	(828)
Net income attributable to common stockholders	$9,748	$20,078

Net income per common share
Basic	$0.11	$0.23
Diluted	$0.11	$0.23

Weighted average number of shares
Basic	87,122,064	86,170,270
Diluted	92,026,150	91,375,416

Cash dividends paid per common share	$0.20	$0.25